UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)


                           MEDCATH CORPORATION (MDTH)
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    58404W109
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

                                 With a copy to:

                               Henry Lesser, Esq.
                                DLA Piper US LLP
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 8, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            The D3 Family Fund, L.P.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS (See Instructions)
            WC
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION
            Washington
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               355,054 Common shares (1.7%)

  NUMBER OF           ----------------------------------------------------------
   SHARES               8      SHARED VOTING POWER
BENEFICIALLY                   0
  OWNED BY
    EACH              ----------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
   PERSON                      355,054
    WITH
                      ----------------------------------------------------------
                       10      SHARED DISPOSITIVE POWER
                               0

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            For the reporting person listed on this page, 355,054; for all reporting persons as a group, 2,062,305 shares (9.7%)

--------------------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            9.7%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON (See Instructions)
            PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            The DIII Offshore Fund, L.P.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS (See Instructions)
            WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION
            Washington
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               401,516 common shares (1.9%)

  NUMBER OF           ----------------------------------------------------------
   SHARES               8      SHARED VOTING POWER
BENEFICIALLY                   0
  OWNED BY
    EACH              ----------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
   PERSON                      401,516
    WITH
                      ----------------------------------------------------------
                       10      SHARED DISPOSITIVE POWER
                               0

--------------------------------------------------------------------------------
     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON For the reporting person listed on this page, 401,516; for all reporting persons as a group, 2,062,305 shares (9.7%)

--------------------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            9.7%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            The D3 Family Bulldog Fund, L.P.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS (See Instructions)
            WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|


--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION
            Bahamas

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               1,272,335 common shares (6.0%)

  NUMBER OF           ---------------------------------------------------------
   SHARES               8      SHARED VOTING POWER
BENEFICIALLY                   0
  OWNED BY
    EACH              ---------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
   PERSON                      1,272,335
    WITH
                      ---------------------------------------------------------
                       10      SHARED DISPOSITIVE POWER
                               0

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            For the reporting person listed on this page, 1,272,335; for all reporting persons as a group, 2,062,305 shares (9.7%)

--------------------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            9.7%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            The D3 Family Canadian Fund, L.P.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (c) |X|
                                                                         (d) |_|

--------------------------------------------------------------------------------
     3      SEC USE ONLY


--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS (See Instructions)
            WC

--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION
            Washington

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               33,400 common shares (0.2%)

  NUMBER OF           ----------------------------------------------------------
   SHARES               8      SHARED VOTING POWER
BENEFICIALLY                   0
  OWNED BY
    EACH              ----------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
   PERSON                      33,400
    WITH
                      ----------------------------------------------------------
                       10      SHARED DISPOSITIVE POWER
                               0

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            For the reporting person listed on this page, 33,400 shares; for all reporting persons as a group, 2,062,305 shares (9.7%)

--------------------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
     13     9.7%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Nierenberg Investment Management Company, Inc.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS (See Instructions)
            WC

--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION
            Washington

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               0

  NUMBER OF           ----------------------------------------------------------
   SHARES               8      SHARED VOTING POWER
BENEFICIALLY                   2,062,305 shares (9.7%)
  OWNED BY
    EACH              ----------------------------------------------------------
  REPORTING             9      SOLE DISPOSITIVE POWER
   PERSON                      0
    WITH
                      ----------------------------------------------------------
                       10      SHARED DISPOSITIVE POWER
                               2,062,305 shares

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            For the reporting person listed on this page, 2,062,305; for all reporting persons as a group, 2,062,305 shares (9.7%)

--------------------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            9.7%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON
            CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Nierenberg Investment Management Offshore, Inc.

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS (See Instructions)
            WC

--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION
            Bahamas

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
                               0

                    ------------------------------------------------------------
  NUMBER OF             8      SHARED VOTING POWER
   SHARES                      401,516 common shares (1.9%)
BENEFICIALLY
  OWNED BY          ------------------------------------------------------------
    EACH                9      SOLE DISPOSITIVE POWER
  REPORTING                    0
   PERSON
    WITH              ----------------------------------------------------------
                       10      SHARED DISPOSITIVE POWER
                               401,516 common shares (1.9%)

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            For the reporting person listed on this page, 401,516; for all reporting persons as a group, 2,062,305 shares (9.7%)

--------------------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            9.7%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

      This Amendment No. 7 to Schedule 13D (this "Amendment") amends the below-indicated items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Items with the information below:

Item 2.  Identity and Background.

      The Reporting Persons now include The D3 Family Canadian Fund, L.P., a Washington State limited partnership ("D3 Family Canadian Fund") of which Nierenberg Investment Management Company, Inc, a Reporting Person, is the general partner.

Item 3.  Source and Amount of Funds or Other Consideration.

      The source of funds for purchases of Shares by each of the D3 Funds (including D3 Family Canadian Fund), is the working capital of the applicable Fund.

Item 4.  Purpose of Transaction.

      The Reporting Persons (including D3 Family Canadian Fund) hold their Shares for investment and reserve the right to increase or decrease their investment depending on market conditions, circumstances affecting MDTH and/or extrinsic factors such as developments in the company's industry and the economic environment.

Item 5.  Interest in Securities of the Issuer.

      (a, b) The Reporting Persons, in the aggregate, beneficially own 2,062,305 common shares, constituting approximately 9.7% of the outstanding Shares.

      (c) During the past sixty (60) days, the following purchases of Shares were made by D3 Family Funds in open market transactions:

Fund                         Transaction Date   Shares Bought   Price
----                         ----------------   -------------   -----
D3 Family Canadian Fund LP       8/1/2007               2,200   28.99
D3 Family Fund LP                8/7/2007               6,600   28.43
D3 Family Bulldog Fund LP        8/7/2007                 600   28.43
D3 Family Canadian Fund LP       8/7/2007              24,200   28.43
D3 Family Fund LP                8/8/2007              49,700   26.47
D3 Family Bulldog Fund LP        8/8/2007             178,118   26.47
D3 Family Canadian Fund LP       8/8/2007               4,600   26.47
D3 Family Fund LP                8/9/2007              18,800   24.69
D3 Family Bulldog Fund LP        8/9/2007              67,311   24.69
D3 Family Canadian Fund LP       8/9/2007               2,400   24.69


Item 7. Material to be filed as Exhibits

      Exhibit 1: Joint Filing Agreement among the Reporting Persons dated August 3, 2007 pursuant to which all of the Reporting Persons have authorized the filing of this Amendment as a group.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                     D3 Family Fund, L.P., D3 Bulldog Fund, and
                                     D3 Family Canadian Fund, L.P.

                                     By: Nierenberg Investment Management
                                         Company, Inc.

                                     Its: General Partner

August 10, 2007                      By: /s/ David Nierenberg
                                        -----------------------------------
                                             David Nierenberg, President


                                     DIII Offshore Fund, L.P.

                                     By: Nierenberg Investment Management
                                         Offshore, Inc.

                                     Its: General Partner

August 10, 2007                      By: /s/ David Nierenberg
                                        -----------------------------------
                                             David Nierenberg, President


                                     Nierenberg Investment Management
                                         Company, Inc.


August 10, 2007                      By: /s/ David Nierenberg
                                        -----------------------------------
                                             David Nierenberg, President

                                     Nierenberg Investment Management
                                         Offshore, Inc.

August 10, 2007                      By: /s/ David Nierenberg
                                        -----------------------------------
                                             David Nierenberg, President